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                                                                   EXHIBIT 10.25

                                PROMISSORY NOTE

The Woodlands, Texas                            September 24, 1997

     For value received, the undersigned, XPLOR Energy, Inc., a Delaware corporation ("Maker"), promises to pay John L. Faulkinberry and Greta G. Faulkinberry ("Payee"), at 42 West Rock Wing Place, The Woodlands, Texas 77381, the principal sum due hereunder on December 31, 1998 ("Maturity Date"), together with interest accrued thereon at the rate set forth below. If on or before December 31, 1998, (i) Maker closes the sale for cash of equity securities of Maker in a firm commitment underwritten public offering by Maker registered under the Securities Act of 1933, as amended ("IPO"), or (ii) Maker is merged or consolidated with, or all or substantially all of its assets are sold to, another entity, and immediately after such transaction the voting power of such other entity is not controlled directly or indirectly by the former shareholders of Maker, or more than 50% of the outstanding capital stock of Maker is sold ("Other Sale"), then the principal amount due under this Promissory Note shall be Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) ("Maximum Principal Amount"), which shall be immediately due and payable at the closing of the IPO or Other Sale (the "Accelerated Maturity Date"). If no IPO or Other Sale has been closed by the Maturity Date, then the principal amount due under this Promissory Note shall be One Million Three Hundred Fifty Thousand and No/l00 Dollars ($1,350,000.00) ("Minimum Principal Amount"), which shall be immediately due and payable at the Maturity Date.

     Maker promises to pay interest on the unpaid principal balance outstanding hereunder from the date of this Promissory Note through the date of payment at a rate per annum equal to 5.81%. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days. Accrued interest shall be due and payable at the Maturity Date or the Accelerated Maturity Date, as the case may be.

     If any amount of any installment payable hereunder is not paid when due, such amount shall bear interest at the rate of fifteen percent (15%) per annum, or, if less, the maximum rate allowed by law, accrued from the due date to the day on which such default is cured to the satisfaction of the Payee, or the holder hereof. All such past due sums shall be paid at the time of, and as a condition precedent to the curing of, any default hereunder.

     This Promissory Note shall be subject to the right of Maker (and/or Maker's affiliates or assigns) to set-off certain liabilities, costs and expenses against any unpaid amounts payable under this Promissory Note, pursuant to that certain letter agreement of even date herewith among Maker and Payee, with respect to the acquisition of Faulkinberry Oil and Gas Company, Inc.

     This Promissory Note may be prepaid prior to maturity, at the option of the Maker, in whole equal to the Maximum Principal Amount (before giving effect to any partial prepayments previously made) at any time or in part from time to time, without premium or penalty. All partial prepayments shall be applied to accrued interest and then principal.
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     The occurrence or existence of any one of the following events or conditions shall constitute and "Event of Default":

          (a) any installment of the principal of or interest on this Promissory Note shall not have been paid when the same shall become due and payable; or

          (b) the Maker makes an assignment for the benefit of creditors, or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of the Maker, or commences any proceedings relating to the Maker under any bankruptcy, reorganization, arrangement, readjustment of debts or other insolvency law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against the Maker and the Maker indicates its consent to such proceedings, or an order is entered appointing such trustee or receiver, or adjudicating the maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for 60 days.

     If an Event of Default shall occur, the Payee or other holder of this Promissory Note may declare the entire unpaid principal of this Promissory Note, and all accrued unpaid interest thereon to be due and payable immediately, and upon any such declaration, the principal of this Note as determined in the first paragraph hereof and such accrued unpaid interest thereon shall become and be immediately due and payable; provided, however, that for an Event of Default resulting from (b) above, the principal amount due shall be the Minimum Principal Amount (less any partial prepayments previously made).

     If an Event of Default shall occur and this Promissory Note is placed in the hands of an attorney for collection, or suit is filed hereon, or proceeds are had in bankruptcy, probate, receivership, reorganization or other judicial proceedings for the establishment or collection of any amount called for hereunder or any amount payable hereunder is collected through any such proceedings, the Maker agrees to pay the holder hereof a reasonable amount as costs, attorney's or collection fees.

     Maker and all endorsers, sureties, guarantors, and all other persons who may become liable for all or any part of this obligation severally waive demand and presentment for payment, notice of nonpayment, protest, notice of protest and/or dishonor, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called hereunder. Said parties consent to any extension of time (whether one or more) of payment hereof, and renewal (whether one or more) hereof, and any release of any party liable for payment of this obligation. Any such extension, renewal or release may be made without notice to any such party and without discharging such party's liability hereunder. Maker and the Payee stipulate and agree that none of the terms and provisions hereof shall ever be construed as a contract for the use, forbearance or detention of money, providing for interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law.
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     THIS NOTE CONTAINS NO PREPAYMENT PENALTY AND SHALL BE INTERPRETED ACCORDING
TO THE LAWS OF THE STATE OF TEXAS.

     IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute and deliver this instrument on this 24th day of September, 1997.

                                    XPLOR ENERGY, INC.


                                    By:  /s/ Steven W. Nance
                                        --------------------------------------
                                         Steven W. Nance, President and
                                         Chief Executive Officer